Exhibit 99.1

NEWS RELEASE

For Immediate Release
September 8, 2008

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Provides Additional Investment Details

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today provided additional details regarding its ownership of Federal Agency Preferred Securities as of June 30, 2008 in response to recent inquiries by analysts and shareholders and the actions taken by the Federal Government to seize control of Freddie Mac and Fannie Mae.

As of June 30, 2008, the book value of preferred shares owned by the Company of Freddie Mac (8.375% coupon rate), Fannie Mae (8.25% coupon rate), and Fannie Mae (variable rate of Libor + 75 basis points, minimum rate of 4.5%) approximated $10.1 million,  $10.0 million and $2.5 million, respectively.  These shares were all purchased during the fourth quarter of 2007.  The Company is reviewing information as it becomes available regarding the Federal Government’s takeover of Freddie Mac and Fannie Mae and the amount of other than temporary impairment that may be incurred on these securities during the third quarter of 2008. Based upon this new information, a 100% impairment loss on these securities would not impact the Company’s or its subsidiary bank’s ability to maintain capital ratios above the “well capitalized” regulatory requirement, or the Company’s ability to pay its regular quarterly cash dividend to common shareholders

Forward-Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5)  the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.